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Press Release

FOR MORE INFORMATION, CONTACT:
Theodore Stalick, SVP/CFO
(323) 937-1060
www.mercuryinsurance.com
For Release: May 19, 2020

Mercury Insurance Extends Giveback Program
Company Plans to Return over $80 Million to Customers

LOS ANGELES, Calif. (May 19, 2020) -Today, Mercury Insurance (NYSE: MCY) announced it is extending its Giveback Program for California customers through May 31, 2020, bringing the total giveback to over $80 million countrywide. The company will automatically credit customers’ accounts, providing much needed relief during this time.
"California drivers continue to be impacted by the COVID-19 pandemic and we see that our claims volume is below normal as drivers observe stay-at-home orders throughout the state,” said Mercury Insurance President and CEO, Gabriel Tirador. “Although some restrictions are slowly being lifted, we anticipate driving will continue to be below normal through the end of the month. Accordingly, we are extending our Giveback Program to help provide some financial relief for our customers and demonstrate to them that they can count on us in their time of need.”

To learn more about the company’s response to COVID-19, please visit www.mercuryinsurance.com.

ABOUT MERCURY INSURANCE
Mercury Insurance (MCY) is a multiple-line insurance organization predominantly offering personal automobile, homeowners and commercial insurance through a network of independent agents in Arizona, California, Florida, Georgia, Illinois, Nevada, New Jersey, New York, Oklahoma, Texas and Virginia. Since 1962, Mercury has specialized in offering quality insurance at affordable prices. For more information visit www.mercuryinsurance.com or Facebook.com/MercuryInsurance and follow the company on Twitter.